Exhibit j(1)(iii)

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference made to our firm under the caption "Financial Highlights" and to the incorporation by reference of our reports dated December 5, 2000, on ING Pilgrim Money Market Fund (formerly, ING Money Market Fund), Pilgrim National Tax-Exempt Bond Fund (formerly, ING National Tax-Exempt Bond
Fund), Pilgrim Intermediate Bond Fund (formerly, ING Intermediate Bond Fund), and Pilgrim High Yield Bond Fund (formerly, ING High Yield Bond Fund) (four of the portfolios constituting Pilgrim Funds Trust, formerly ING Funds Trust) in this Registration Statement (Form N-1A No. 2-57547 and 811-02701) of Lexington Money Market Trust.

                                            /s/ ERNST & YOUNG LLP

New York, New York
April 25, 2001